Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TXU Gas Company:

We have audited the accompanying consolidated balance sheets of TXU Gas Company and subsidiaries, (TXU Gas) as of December 31, 2003 and 2002, and the related statements of consolidated income, comprehensive income, cash flows and shareholder’s equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of TXU Gas’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Gas and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 of the Notes to Financial Statements, the accompanying 2002 and 2001 financial statements have been reclassified to give effect to the adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

As discussed in Note 1 of the Notes to Financial Statements, TXU Gas changed its method of accounting for goodwill amortization in 2002 in connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 11, 2004

GLOSSARY

When the following terms and abbreviations appear in the text of these financial statements, they have the meanings indicated below.

2002 Form 10-K	TXU Gas’ Annual Report on Form 10-K for the year ended December 31, 2002

2003 Form 10-K	TXU Gas’ Annual Report on Form 10-K for the year ended December 31, 2003

APB Opinion 30	Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

Bcf	billion cubic feet

Commission	Public Utility Commission of Texas

EITF	Emerging Issues Task Force

EPA	Environmental Protection Agency

ERCOT	Electric Reliability Council of Texas, the Independent System Operator and the regional reliability coordinator of the various electricity systems within Texas.

ERISA	Employee Retirement Income Security Act

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting.

FERC	Federal Energy Regulatory Commission

FIN	Financial Accounting Standards Board Interpretation

FIN 45	FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an Interpretation of FASB Statements Nos. 5, 57, and 107 and Rescission of FIN No. 34”

FIN 46	FIN No. 46, “Consolidation of Variable Interest Entities”

Fitch	Fitch Ratings, Ltd.

IRS	Internal Revenue Service

Moody’s	Moody’s Investors Services, Inc.

Oncor	Oncor Electric Delivery Company, a subsidiary of US Holdings

Oncor Utility Solutions	Oncor Utility Solutions (Canada) Company, Oncor Utility Solutions (North America) Company, and Oncor Utility Solutions (Texas) Company, all wholly-owned subsidiaries of TXU Gas

RRC	Railroad Commission of Texas

S&P	Standard & Poor’s, a division of the McGraw-Hill Companies

Sarbanes-Oxley	Sarbanes-Oxley Act of 2002

SEC	United States Securities and Exchange Commission

SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 4	SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”

SFAS 71	SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”

SFAS 87	SFAS No. 87, “Employers’ Accounting for Pensions”

SFAS 106	SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”

SFAS 109	SFAS No. 109, “Accounting for Income Taxes”

SFAS 132	Revised SFAS No. 132, “Employers’ Disclosures about Pensions and Postretirement Benefits”

SFAS 133	SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125”

SFAS 142	SFAS No. 142, “Goodwill and Other Intangible Assets”

SFAS 143	SFAS No. 143, “Accounting for Asset Retirement Obligations”

SFAS 144	SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”

SFAS 145	SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”

SFAS 146	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”

SFAS 150	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”

SOP 98-1	American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use”

TCEQ	Texas Commission on Environmental Quality

TXU Business Services	TXU Business Services Company, as subsidiary of TXU Corp.

TXU Corp	TXU Corp., the parent company of TXU Gas

TXU Energy	TXU Energy Company LLC, a subsidiary of US Holdings

TXU Gas	refers to TXU Gas Company and/or its consolidated subsidiaries, depending on the context

US	United States of America

US GAAP	accounting principles generally accepted in the US

US Holdings	TXU US Holdings Company, a subsidiary of TXU Corp.

TXU GAS COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2003	2002	2001
	Millions of Dollars
Operating revenues	$1,344	$981	$1,229

Operating expenses:
Gas purchased for resale	791	502	759
Operation and maintenance	288	266	260
Depreciation and amortization, other than goodwill	74	68	65
Goodwill amortization	—	—	9
Taxes other than income	91	75	95

Total operating expenses	1,244	911	1,188

Operating income	100	70	41
Other income	4	10	26
Other deductions	—	37	3
Interest income	2	—	9
Interest expense and related charges	43	63	65

Income (loss) from continuing operations before income taxes	63	(20)	8
Income tax expense (benefit)	19	(8)	7

Income (loss) from continuing operations	44	(12)	1
Income (loss) from discontinued operations, net of tax effect	(3)	—	28

Net income (loss)	41	(12)	29
Preferred stock dividends	3	4	4

Net income (loss) applicable to common stock	$38	$(16)	$25

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
Income (loss) from continuing operations	$44	$(12)	$1
Other comprehensive income (loss) from continuing operations
Net change during period, net of tax effect:
Minimum pension liability adjustments (net of tax (expense) benefit of ($7) million, $9 million and $—)	13	(16)	(1)
Cash flow hedges (SFAS 133):
Cumulative transition adjustment as of January 1, 2001 (net of tax expense of $1)	—	—	2
Net change in fair value of derivatives (net of tax benefit of $1 and $3)	—	(2)	(6)
Amounts realized in earnings (net of tax expense of $2 and $2)	3	3	—

Total	16	(15)	(5)

Comprehensive income (loss) from continuing operations	60	(27)	(4)

Income (loss) from discontinued operations	(3)	—	28
Other comprehensive income from discontinued operations — net change in fair value of cash flow hedges (net of tax expense of $9)	—	—	16

Comprehensive income (loss) from discontinued operations	(3)	—	44

Consolidated comprehensive income (loss)	$57	$(27)	$40

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	Millions of Dollars
Cash flows — operating activities:
Income (loss) from continuing operations	$44	$(12)	$1
Adjustments to reconcile income (loss) from continuing operations to cash provided by operating activities:
Depreciation and amortization	80	74	80
Deferred income taxes — net	12	22	75
Loss on retirement of debt	—	23	—
Gains from sale of assets	—	(5)	(4)
Adjustments related to gas cost recovery	52	(8)	(17)
Changes in operating assets and liabilities:
Accounts receivable (including affiliates)	6	23	212
Inventories	(19)	(2)	(30)
Accounts payable (including affiliates)	23	46	(169)
Other assets	(3)	(23)	21
Other liabilities	—	(4)	(29)

Cash provided by operating activities of continuing operations	195	134	140

Cash flows — financing activities:
Retirements of long-term debt	(125)	(200)	—
Change in advances from affiliates	45	219	(180)
Cash dividends paid	(3)	(4)	(3)
Redemption premium	—	(35)	—

Cash used in financing activities of continuing operations.	(83)	(20)	(183)

Cash flows — investing activities:
Capital expenditures	(115)	(108)	(190)
Proceeds from sale of assets	—	—	5
Other	5	6	6

Cash used in investing activities of continuing operations	(110)	(102)	(179)

Cash provided by (used in) continuing operations	2	12	(222)

Cash provided by (used in) discontinued operations —
Businesses transferred to affiliate	—	—	219
Engineering and construction businesses sold	(1)	(11)	—

Cash provided by (used in) discontinued operations	(1)	(11)	219

Net change in cash and cash equivalents	1	1	(3)
Cash and cash equivalents— beginning balance	4	3	6

Cash and cash equivalents— ending balance	$5	$4	$3

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	Millions of Dollars
ASSETS
Current assets:
Cash and cash equivalents	$5	$4
Accounts receivable	101	118
Inventories	144	125
Other current assets	27	28

Total current assets	277	275
Investments:
Restricted cash	10	8
Other investments	35	37
Property, plant and equipment — net	1,685	1,638
Goodwill	305	305
Regulatory assets	—	24
Other noncurrent assets	16	10

Total assets	$2,328	$2,297

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Advances from affiliates	$154	$110
Long-term debt due currently	150	125
Accounts payable	148	125
Other current liabilities	88	87

Total current liabilities	540	447
Accumulated deferred income taxes and investment tax credits	217	193
Long-term debt held by subsidiary trust	155	155
All other long-term debt, less amounts due currently	276	426
Regulatory liabilities	35	—
Other noncurrent liabilities and deferred credits	226	248

Total liabilities	1,449	1,469
Contingencies (Note 10) Shareholder’s equity	879	828

Total liabilities and shareholder’s equity	$2,328	$2,297

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED SHAREHOLDER’S EQUITY

	Year Ended December 31,
	2003	2002	2001
	Millions of Dollars
Preferred stock
Balance at end of year	$75	$75	$75

Common stock — par value $.01 per share — authorized 100 million shares:
Balance at beginning of year	—	—	—
Exchange shares of TXU Receivables Company for TXU Gas common stock held by TXU Corp. (2003— 1,369 shares) (*)	—	—	—

Balance at end of year (2003 - 449,631 shares; 2002 and 2001— 451,000 shares)	—	—	—

Paid-in capital
Balance at beginning of year	820	1,009	1,013
Businesses transferred to affiliate	—	(545)	—
Conversion of advances to paid-in capital	—	360	—
Preferred dividends declared	(3)	(4)	(4)
Exchange of shares of TXU Receivables Company for TXU Gas common stock held by TXU Corp.	(2)	—	—

Balance at end of year	815	820	1,009

Deficit
Balance at beginning of year	(47)	(35)	(64)
Net income (loss)	41	(12)	29
Other	(1)	—	—

Balance at end of year	(7)	(47)	(35)

Accumulated other comprehensive income (loss) Minimum pension liability adjustments:
Balance at beginning of year	(17)	(1)	—
Change during the year	13	(16)	(1)

Balance at end of year	(4)	(17)	(1)

Cash flow hedges (SFAS 133):
Balance at beginning of year	(3)	12	—
Change during the year from continuing operations	3	1	(4)
Change during the year from businesses transferred to affiliate	—	(16)	16

Balance at end of year	—	(3)	12

Total common stock equity	804	753	985

Shareholder’s equity	$879	$828	$1,060

(*) Amounts were less than $1 million.

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

     Description of Business — TXU Gas, a Texas corporation, is a largely regulated business engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas, and also provides utility asset management services. TXU Gas is a wholly-owned subsidiary of TXU Corp.

     Prior to the restructuring of TXU Corp. and its US subsidiaries in connection with the opening of the Texas electricity market to competition, effective January 1, 2002, TXU Gas was also engaged in certain risk management and energy trading activities and the retail sale of natural gas to large commercial and industrial customers in various competitive markets in the US. As a part of that restructuring, TXU Gas transferred those operations to TXU Energy. Accordingly, the transferred operations have been reflected as discontinued operations in the statements of consolidated income and cash flows of TXU Gas.

     Operating Segments — With the transfers of businesses to TXU Energy on January 1, 2002, TXU Gas is an integrated business with no separate reportable segments.

     Basis of Presentation — The consolidated financial statements of TXU Gas and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the US and, except for the effect of adopting FIN 46 and SFAS 145, as discussed immediately below, on the same basis as the audited financial statements included in its 2002 Form 10-K. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain previously reported amounts have been reclassified to conform to current period classifications. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

     FIN 46, which was issued in January 2003, provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. On October 8, 2003, the FASB decided to defer implementation of FIN 46 until the fourth quarter of 2003. This deferral only applied to variable interest entities that existed prior to February 1, 2003. As a result of the implementation of FIN 46 in the fourth quarter of 2003, TXU Gas deconsolidated its subsidiary financing trusts (See Note 5). Prior year financial statements have been restated to reflect the deconsolidation.

     Losses on Extinguishments of Debt — As a result of the adoption of SFAS 145 as of January 1, 2003, any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS 4 is required to be reclassified if it does not meet the criteria of an extraordinary item as defined by APB Opinion 30.

     In 2002, TXU Gas recorded losses on the early extinguishment of debt of $23 million (net of income tax benefit of $12 million) for the cash premiums paid on the early redemption of $200 million aggregate principal amount of Putable Asset Term Securities. (See Note 4.) In accordance with SFAS 145, the pre-tax loss of $35 million in 2002 was classified in other deductions and the tax benefit was classified in income tax expense on the income statement. The reclassification had no effect on net income. The discussion of income tax information in Note 7 and quarterly results and components of other deductions in Note 11 reflect the reclassifications.

     Use of Estimates — The preparation of TXU Gas’ financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

     Revenue Recognition — TXU Gas records gas distribution revenues as natural gas is provided to retail customers on the basis of periodic cycle meter readings and includes an estimated accrual for the value of gas provided from the meter reading date to the end of the period. Such accruals are based on estimated daily consumption, which is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption. Gas pipeline transportation revenues are recognized as services are provided to customers based on estimated volumes subsequently confirmed by meter readings. Unbilled revenues totaled $27 million at both December 31, 2003 and 2002.

     Revenues include adjustments under regulatory mechanisms for the over or under-recovery of the cost of natural gas purchased for distribution to retail customers. Net over-recoveries (charged to revenues) totaled $52 million in 2003, and net under-recoveries (credited to revenues) totaled $8 million in 2002.

     Accounting for Contingencies — The financial results of TXU Gas may be affected by judgments and estimates related to loss contingencies, including contingencies related to income tax and other matters associated with the predecessor ENSERCH Corporation operations. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.

     Regulatory Assets and Liabilities — The financial statements of TXU Gas reflect regulatory assets and liabilities under cost-based regulation in accordance with SFAS 71.

     Investments — Investments in unconsolidated business entities over which TXU Gas has significant influence but does not maintain effective control, generally representing ownership of at least 20% and not more than 50% of common equity, are accounted for under the equity method. Investments in subsidiary financing trusts, which are 100% owned but now deconsolidated as a result of the implementation of FIN 46, are also accounted for under the equity method. Assets related to employee benefit plans are held to satisfy deferred compensation liabilities and are recorded at market value. Amounts presented reflect TXU Gas’ share of such assets. (See Note 11 under Investments.)

     Property, Plant and Equipment — Properties are stated at original cost less certain regulatory disallowances. The cost of gas utility plant includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. Other property additions are stated at cost. The pipeline and distribution systems are depreciated by the straight line method over the estimated useful life of the asset, approximately 35 to 60 years from original acquisition.

     TXU Gas capitalizes computer software costs in accordance with SOP 98-1. These costs are being amortized over periods ranging from three to ten years. (See Note 11 under Intangible Assets for more information.)

     Impairment of Long-lived Assets — TXU Gas evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows.

     Goodwill and Intangible Assets — TXU Gas evaluates goodwill for impairment at least annually (as of October 1) in accordance with SFAS 142. The impairment tests performed are based on discounted cash flow analyses. Such analyses require a significant number of estimates and assumptions regarding future earnings, working capital requirements, capital expenditures, discount rate, terminal year growth factor and other modeling factors. No goodwill impairment has been recognized as a result of these evaluations. All of the goodwill reported in the balance sheet as of December 31, 2003 arose from the ENSERCH acquisition and is net of amounts transferred to TXU Energy as part of the business restructuring discussed above. (See Note 11 under Goodwill.)

     With the implementation of SFAS 142 in 2002, amortization of goodwill ceased. Assuming that SFAS 142 had been in effect in the 2001 period, income from continuing operations, income from discontinued operations, and net income would have been $10 million, $41 million and $51 million, respectively.

     Defined Benefit Pension Plans and Other Postretirement Benefit Plans— TXU Gas is a participating employer in the defined benefit pension plan sponsored by TXU Corp. TXU Gas also participates with TXU Corp. and other affiliated subsidiaries of TXU Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU Gas. See Note 8 for information regarding retirement plans and other postretirement benefits.

     Franchise and Revenue-Based Taxes — Franchise and revenue-based taxes such as gross receipts taxes are generally not a “pass through” item such as sales and excise taxes. Gross receipts taxes are assessed to TXU Gas and its subsidiaries by state and local governmental bodies, based on revenues, as a cost of doing business. TXU Gas records gross receipts tax as an expense. Rates charged to customers by TXU Gas are intended to recover the taxes, but TXU Gas is not acting as an agent to collect the taxes from customers.

     Income Taxes — TXU Corp. and its US subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS 109 provide that regulated enterprises are permitted to recognize deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

     Cash Equivalents — For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

     Changes in Accounting Standards — SFAS 143 became effective on January 1, 2003. SFAS 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period of its inception. The adoption of SFAS 143 did not materially impact TXU Gas’ earnings and financial condition. (See Note 11 under Regulatory Assets(Liabilities)).

     SFAS 145, regarding classification of items as extraordinary, became effective on January 1, 2003 (See Basis of Presentation above).

     SFAS 146 became effective on January 1, 2003. SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. The adoption of SFAS 146 did not materially impact results of operations for 2003.

     FIN 45 was issued in November 2002 and requires recording the fair value of guarantees upon issuance or modification after December 31, 2002. The interpretation also requires expanded disclosures of guarantees (See Note 10 under Guarantees). The adoption of FIN 45 did not materially impact results of operations for 2003.

2. DISCONTINUED OPERATIONS

     As a result of the deregulation of the electricity markets in Texas, effective January 1, 2002, TXU Corp. restructured the operations of its US subsidiaries, including those of TXU Gas. As a part of that restructuring, ownership of operations involved in energy trading and hedging/risk management activities as well as an unregulated commercial and industrial retail gas supply business was transferred to TXU Energy.

     Accordingly, these businesses have been reported as discontinued operations in the statements of consolidated income and cash flows of TXU Gas. The results of operations of these discontinued businesses were as follows:

Year Ended
December 31,
2001
Revenues	$271
Operating income, net of tax effect	$69
Income from discontinued operations, net of tax effects	$28
Cash provided by operating activities	$24
Cash provided by financing activities	236
Cash used by investing activities	(41)

Cash provided by discontinued operations	$219

     Loss from discontinued operations of $3 million in 2003 represents an impairment of a long-lived asset of a small business to be sold.

     Discontinued Operations Prior to the Merger of ENSERCH and TXU Corp. — At December 31, 2003, ENSERCH Corporation’s former businesses that were discontinued prior to TXU Corp.’s acquisition in 1997 had assets of $16 million and liabilities of $48 million. Management believes that adequate provision for uncollectible claims and accounts receivable, income tax matters and expenses for wind-up of discontinued exploration and production, engineering and construction and environmental businesses has been made.

     The resolution of certain matters and the evaluation of remaining contingencies resulted in income of $1 million for 2002 reported in other income in the income statement. In addition, the statement of cash flows for 2003 and 2002 includes $1 million and $11 million of cash used in discontinued operations related to the engineering and construction business sold.

3. SHORT-TERM FINANCING

     At December 31, 2003 and 2002, advances from TXU Corp. totaled $154 million and $110 million, respectively. The average interest rates on these short-term borrowings at December 31, 2003 and 2002 were 2.85% and 2.63%, respectively. TXU Gas expects to meet its short-term liquidity needs through advances from TXU Corp. and affiliates.

     Sale of Receivables — TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). As of December 31, 2003, the maximum amount of undivided interests that could be sold by TXU Receivables Company was $600 million.

     All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, are generally due to seasonal variations in the level of accounts receivable and changes in collection trends. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests.

     The discount from face amount on the purchase of receivables funds program fees paid by TXU Receivables Company to the funding entities, as well as a servicing fee paid by TXU Receivables Company to TXU Business Services. The program fees (losses on sale), which consist primarily of interest costs on the underlying financing, were $1 million for 2003 and 2002, and approximated 2.6% and 3.7% for 2003 and 2002, respectively, of the average funding under the program on an annualized basis; these fees represent the net incremental costs of the program to TXU Gas and are reported in operation and maintenance expenses. The servicing fee, which totaled $1 million for 2003 and 2002 compensates TXU Business Services for its services as collection agent, including maintaining the detailed accounts receivable collection records.

     The December 31, 2003 balance sheet reflects $98 million face amount of trade accounts receivable of TXU Gas reduced by $53 million of undivided interests sold by TXU Receivables Company. Funding under the program increased $29 million for the year ended December 31, 2003, primarily due to the effect on the pooled receivables of all participating TXU Corp. subsidiaries of improved collection trends at TXU Energy. Funding under the program for the year ended December 31, 2002 decreased $14 million. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable approximated fair value due to the short-term nature of the collection period.

     Activities of TXU Receivables Company related to TXU Gas for the years ended December 31, 2003 and 2002 were as follows:

	Year Ended December 31,
	2003	2002
	(millions of dollars)
Cash collections on accounts receivable	$1,344	$942
Face amount of new receivables purchased	(1,366)	(957)
Discount from face amount of purchased receivables	2	2
Servicing fees paid	(1)	(1)
Program fees paid	(1)	(1)
Increase (decrease) in subordinated notes payable	(7)	29

TXU Gas’ operating cash flows (provided) used under the program	$(29)	$14

     Upon termination of the program, cash flows to TXU Gas would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests sold instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

     In June 2003, the program was amended to provide temporarily higher delinquency and default compliance ratios and temporary relief from the loss reserve formula, which allowed for increased funding under the program. The June amendment reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and ERCOT for clearing customers’ switching and billing data upon the transition to competition. In August 2003, the program was amended to extend the term to July 2004, as well as to extend the period providing temporarily higher delinquency and default compliance ratios through December 31, 2003. The higher delinquency and default compliance ratios were not extended after December 31, 2003 as no relief from program delinquency and default compliance ratios is expected to be required.

     Contingencies Related to Sale of Receivables Program — Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

1)	all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

2)	the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

     The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to competition. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customers’ switching and billing data. The billing delays have been largely resolved. Strengthened credit and collection policies and practices have brought the ratios into consistent compliance with the program requirement.

     Under terms of the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate. Prior to the August 2003 amendment extending the program, originator eligibility was predicated on the maintenance of an investment grade credit rating.

4. LONG-TERM DEBT

     Long-Term Debt — At December 31, 2003 and 2002, the long-term debt of TXU Gas and its consolidated subsidiaries consisted of the following:

	December 31,	December 31,
	2003	2002
6.250% Fixed Notes due January 1, 2003	$—	$125
6.375% Fixed Notes due February 1, 2004	150	150
7.125% Fixed Notes due June 15, 2005	150	150
6.564% Fixed Remarketed Reset Notes due January 1, 2008, remarketing date July 1, 2005(a)	125	125
Unamortized fair value adjustments	1	1

Total	426	551
Less amount due currently	150	125

Total long-term debt	$276	$426

     At maturity, February 1, 2004, the outstanding principal and interest of 6.375% Fixed Notes was paid.

(a)	These bonds are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.

Debt Redemption — On January 1, 2003, TXU Gas redeemed, at par value, $125 million principal amount 6.25% Notes, which were due on that date. TXU Gas used cash advances from TXU Corp. and cash on hand to fund the redemption of these notes. On October 15, 2002, TXU Gas exercised its right to redeem $200 million aggregate principal amount of 7.625% Fixed Putable Asset Term Securities that would have matured on October 15, 2012 for a cash premium of $35 million ($23 million net of tax). TXU Gas used cash advances from TXU Corp. and cash on hand to fund the redemption of the debt.

     Maturities — Sinking fund and maturity requirements for all long-term debt instruments, excluding capital lease obligations, in effect at December 31, 2003, were as follows:

Year
2004	$150
2005	150
2006	—
2007	—
2008	125
Thereafter	—
Unamortized premium and discount and fair value adjustments	1

Total	$426

5. LONG-TERM DEBT HELD BY SUBSIDIARY TRUST

     At December 31, 2003 and 2002, a statutory business trust established as a wholly-owned financing subsidiary of TXU Gas, had 150 units ($147 million) of floating rate mandatorily redeemable preferred securities outstanding. Distributions on these preferred securities are payable quarterly based on an annual floating rate determined quarterly with reference to a three-month LIBOR rate plus a margin. The only assets held by the trust are $155 million principal amount of Floating Rate Junior Subordinated Debentures Series A issued by TXU Gas. The interest on the debentures matches the distributions on the preferred trust securities. The debentures will mature on July 1, 2028. TXU Gas has the right to redeem the debentures and cause the redemption of the preferred securities in whole or in part. TXU Gas owns the common securities issued by its subsidiary trust and has effectively issued a full and unconditional guarantee of the trust’s preferred securities. Until July 1, 2003, TXU Gas had two interest rate swap agreements with respect to the preferred securities, with notional principal amounts of $100 million and $50 million, respectively, that effectively fixed the rate at 6.629% and 6.444%, respectively, per annum.

     As a result of the adoption of FIN 46 in the fourth quarter of 2003, the subsidiary trusts have been deconsolidated. As a result, TXU Gas’ balance sheet reflects the $155 million of long-term debt held by the trust and an investment in the trust of $8 million, instead of the former presentation of $147 million of preferred interests of subsidiaries. The balance sheet at December 31, 2002 also reflects the deconsolidation. The income statement was unaffected by the deconsolidation.

6. PREFERRED STOCK

     At December 31, 2003 and 2002, TXU Gas had 2,000,000 authorized shares of preferred stock with 75,000 shares of Series F stock outstanding. The Series F stock has a stated value of $1,000 per share and is redeemable at stated value. The Series F stock is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one-fortieth of a share, at $25 stated value per depositary share, of the preferred stock. Holders are entitled to the stated value per share upon involuntary liquidation. Dividend rates are determined quarterly, in advance, based on 87% of the “Applicable Rate” (highest of the three-month US Treasury bill rate, the US Treasury ten-year constant maturity rate and either the US Treasury twenty-year or thirty-year constant maturity rate, as defined) with a minimum rate of 4.50% and a maximum rate of 10.50%. At December 31, 2003, the Series F stock bore the annual dividend minimum rate of 4.61%. Dividends declared on the Series F stock were approximately $3 million in 2003, and $4 million in 2002 and 2001 ($45.195, $47.48, and $48.155 per share, respectively).

7. INCOME TAXES

     The components of income tax expense (benefit) related to continuing operations are as follows:

	Year Ended December 31,
	2003	2002	2001
Current— Federal	$7	$(31)	$(69)
Deferred— Federal	12	23	76

Total	$19	$(8)	$7

     Reconciliation of income tax expense computed at the US federal statutory rate to provision income taxes:

	Year Ended December 31,
	2003	2002	2001
Income (loss) from continuing operations before income taxes	$63	$(20)	$8

Income tax expense (benefit) at the US federal statutory rate of 35%	$22	$(7)	$3
Amortization of goodwill		—	3
Other — net	(3)	(1)	1

Income tax expense	$19	$(8)	$7

Effective tax rate	30%	40%	87.5%

     The components of TXU Gas’ deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2003			2002
	Total	Current	Noncurrent	Total	Current	Noncurrent
Deferred Tax Assets:
Net operating loss and other tax credit carryforwards	$108	$15	$93	$102	$15	$87
Retirement and other employee benefit obligations	53	1	52	53	1	52
Accruals and allowances	4	1	3	3	—	3
Other	26	4	22	28	1	27

Total	191	21	170	186	17	169

Deferred Tax Liabilities and Unamortized
Investment Tax Credits:
Property-related differences	310	—	310	296	—	296
Software development	1	—	1	2	—	2
Other	74	—	74	61	—	61
Unamortized investment tax credits	2	—	2	3	—	3

Total	387	—	387	362	—	362

Net Deferred Tax Asset (Liability)	$(196)	$21	$(217)	$(176)	$17	$(193)

     At December 31, 2003, domestic net operating loss (NOL) carryforwards total $269 million and alternative minimum tax-credit carryforwards total $14 million. The tax benefits of these carryforwards of $108 million, consisting of $15 million current and $93 million noncurrent, as shown above, are available to offset future US federal income tax obligations. The alternative minimum tax credits have no expiration date. TXU Gas expects to fully utilize all of such carryforwards. The NOL carryforwards expire as follows: $7 million in 2008, $10 million in 2009, $53 million in 2010, $119 million in 2011, $20 million in 2012, $51 million in 2022 and $9 million in 2023. TXU Gas utilized no NOL carryforwards in 2003.

     TXU Gas’ income tax returns are subject to examination by applicable tax authorities. The IRS has proposed certain adjustments to the 1993 US Federal Income Tax return of ENSERCH Corporation (the acquired predecessor of TXU Gas). TXU Gas is vigorously contesting the proposed adjustments. In addition, the IRS is currently examining the tax years 1994 through 2002 for TXU Gas. In management’s opinion, an adequate provision has been made for any future taxes that may be owed as a result of the examinations. To the extent that adjustments to income tax accounts of acquired businesses for periods prior to their acquisition are required as a result of an examination, the adjustment will be charged first to tax reserves and then to goodwill. See Note 10 for a discussion of certain income tax contingencies.

8. RETIREMENT PLAN AND OTHER POSTRETIREMENT BENEFITS

     TXU Gas is a participating employer in the TXU Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by TXU Corp. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings.

     All eligible employees hired after January 1, 2002 participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU Corp.’s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

     The allocated net periodic pension cost applicable to TXU Gas was $4 million for 2003 and $1 million for 2002 and 2001. Contributions were $11 million, $6 million and $4 million in 2003, 2002 and 2001, respectively. The amounts provided represent allocations of the TXU Corp. Retirement Plan to TXU Gas. As of December 31, 2003, a minimum pension liability of $6 million ($4 million after-tax) had been allocated to TXU Gas.

     In addition to the Retirement Plan, TXU Gas participates with TXU Corp. and other affiliated subsidiaries of TXU Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service. The estimated net periodic postretirement benefits cost other than pensions applicable to TXU Gas was $14 million for 2003, $13 million for 2002 and $9 million for 2001. Contributions paid by TXU Gas to fund postretirement benefits other than pensions were $9 million, $12 million and $10 million in 2003, 2002 and 2001, respectively.

     In addition, TXU Gas’ employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan. This plan is a participant-directed defined contribution profit sharing plan qualified under Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective in 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, the maximum amount of their regular salary or wages permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the cash balance formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU Corp. common stock. TXU Gas’ contributions to the Thrift Plan, aggregated $2 million for 2003 and 2002, and were nominal in 2001.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and related estimated fair values of TXU Gas’ significant financial instruments were as follows:

		December 31,
	2003		2002
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Long-term debt (including current maturities)	$426	$439	$551	$558
Long-term debt held by subsidiary trust	155	155	155	155

     The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts. The carrying amount of investments and advances from affiliates approximates the fair value.

10. COMMITMENTS AND CONTINGENCIES

     Income Tax Contingencies — In April 2003, the IRS proposed to TXU Gas certain adjustments to the US federal income tax returns of ENSERCH Corporation (the acquired predecessor of TXU Gas) for the 1993 calendar year. The adjustments proposed would increase TXU Gas’ 1993 taxable income by approximately $257 million. Taking into account offsetting net operating loss carryovers, the income adjustments result in additional tax payable for 1993 of $46 million, which includes penalties ($9 million) and interest through December 31, 2003 ($24 million). TXU Gas has protested the IRS proposed adjustments to its 1993 tax returns and is awaiting a hearing with the Appeals Office of the IRS. Although TXU Gas is vigorously contesting the IRS proposed adjustments, it is possible that the matter will be resolved against TXU Gas during 2004 and that the tax deficiency ($46 million plus additional interest through the date of payment) will be payable at that time. The interest on the tax deficiency would be deductible for the tax year in which it is paid.

     The utilization of net operating loss carryovers to offset the 1993 income adjustments would result in additional taxes payable related to other years of approximately $82 million (including interest of $5 million). If this matter is resolved against TXU Gas, those liabilities are not expected to be paid until 2005 or later.

     Any tax, penalty, and interest accruing for periods prior to August 5, 1997 (the date on which ENSERCH Corporation was acquired by TXU Corp.) will be charged first to tax reserves acquired as part of the ENSERCH acquisition and then to goodwill. Interest for periods after August 5, 1997 will be charged to income from continuing operations. The post-acquisition period interest on the IRS proposed adjustments is $14 million (after-tax) through December 31, 2003.

     General — TXU Gas and its subsidiaries are involved in various legal and administrative proceedings the ultimate resolution of which, in the opinion of each, are not expected to have a material effect on their financial position, results of operations or cash flows.

     Gas Purchase Contracts — TXU Gas buys natural gas under long-term and short-term intrastate contracts in order to assure reliable supply to its customers. Some of these contracts require minimum volumes (“take-or-pay”) of gas purchases. At December 31, 2003, TXU Gas commitments to purchase natural gas under long-term contracts have market-based pricing mechanisms and no fixed price commitments. On the basis of TXU Gas’ current expectations of demand from its customers as compared with its take-or-pay obligations under such purchase contracts, management does not consider it likely that any material payments will become due from TXU Gas for gas not taken. At December 31, 2003, TXU Gas had estimated annual commitments under long-term gas purchase contracts covering the period, below:

2004	$340
2005	173
2006	78
2007	10
2008	9
Thereafter	48

Total gas take-or-pay contracts	$658

     Leases — Rental expenses for continuing operations incurred under all operating leases aggregated $5 million in 2003, and $4 million in 2002 and 2001. As of December 31, 2003, TXU Gas has future operating lease commitments totaling less than $1 million.

     Guarantees — In 1992, a discontinued engineering and construction business of TXU Gas completed construction of a plant, the performance of which is warranted by TXU Gas through 2008. The maximum contingent liability under the guarantee is approximately $103 million. No claims have been asserted under the guarantee and none are anticipated.

     Surety bonds — TXU Gas has outstanding surety bonds of approximately $21 million to support performance under various subsidiary contracts and legal obligations in the normal course of business. The term of the surety bond obligations is approximately one year. In addition, a $35 million bond has been filed with the RRC in connection with the state-wide TXU Gas rate case, which is pending approval by the RRC.

11. SUPPLEMENTARY FINANCIAL INFORMATION

     Credit Risk — Credit risk relates to the risk of loss associated with non-performance by counterparties. TXU Gas maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty’s financial condition, credit rating, and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty as allowed within the regulatory tariffs. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Gas. Additionally, TXU Gas has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the payment history or financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

     Concentration of Credit Risk — TXU Gas’ gross exposure to credit risk as of December 31, 2003 was $94 million (net of allowance of uncollectible accounts receivable of $3 million), primarily representing trade accounts receivable associated with the sale of natural gas to residential and business customers. TXU Gas had no exposure to any one customer that represented greater than 10% of TXU Gas’ trade accounts receivable at December 31, 2003. The risk of material loss from non-performance of these customers is unlikely based upon historical experience. Reserves for uncollectible accounts receivable are established for the potential loss from non-payment by these customers based on historical experience and market or operational conditions.

     Unregulated Operations — TXU Gas’ operations are substantially regulated. Unregulated operations are primarily those of Oncor Utility Solutions. The results of operations of TXU Gas for the years ended December 31, 2003 and 2002 include $17 million and $2 million in operating revenue and $21 million and $4 million in operation and maintenance expense, respectively, related to Oncor Utility Solutions’ operations.

Regulatory Assets (Liabilities) —

	December 31,
	2003	2002
Asset retirement obligations — removal cost	$(129)	$(118)
Under(over)-collected gas costs	(2)	49
Distribution safety compliance costs	41	43
Rate case costs	17	12
Other regulatory assets	38	38

Regulatory assets(liabilities)	$(35)	$24

     The regulatory assets are not earning a return. The regulatory assets have an average remaining recovery period of approximately 15 years.

     Regulatory liabilities related to asset removal costs were previously classified as a component of accumulated depreciation.

     Interest Expense and Related Charges —

	Year Ended December 31,
	2003	2002	2001
Interest	$36	$55	$58
Interest — affiliated debt	6	10	10
Amortization of debt issuance expense and premiums	1	(2)	(3)

Total interest expense and other related charges	$43	$63	$65

     Other Income and Deductions —

	Year Ended December 31,
	2003	2002	2001
Other income:
Net gain on sale of properties	$—	$5	$4
Settlement of legal proceedings related to a gas contract	—	—	18
Discontinued engineering and construction business	—	1	—
Other	4	4	4

Total other income	$4	$10	$26

Other deductions:
Loss on sale of properties	$—	$—	$2
Loss on retirement of debt	—	35	—
Other	—	2	1

Total other deductions	$—	$37	$3

     Accounts Receivable—At both December 31, 2003 and 2002, accounts receivable are stated net of allowance for uncollectible accounts of $3 million. During 2003, bad debt expense was $9 million and account write-offs were $9 million. Allowances related to receivables sold are reported in current liabilities and totaled $2 million and $1 million at December 31, 2003 and 2002, respectively.

     Accounts receivable included $27 million of unbilled revenues at both December 31, 2003 and 2002.

     Intangible Assets — SFAS 142 became effective for TXU Gas on January 1, 2002. SFAS 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. SFAS 142 also requires additional disclosures regarding intangible assets (other than goodwill) that are amortized or not amortized:

	As of December 31, 2003			As of December 31, 2002
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Intangible assets subject to amortization:
Capitalized software	$32	$15	$17	$29	$11	$18
Land easements	16	9	7	15	8	7

Total	$48	$24	$24	$44	$19	$25

     Intangible asset balances subject to amortization are classified as property, plant and equipment in the balance sheet. TXU Gas has no intangible assets (other than goodwill) that are not subject to amortization. At December 31, 2003, the average useful lives of capitalized software and land easements noted above were 8 years and 64 years, respectively.

     Aggregate amortization expense for intangible assets for the year ended December 31, 2003, 2002 and 2001 was $4 million, $3 million and $4 million, respectively. Estimated amounts for the next five years are as follows:

Amortization
Year	Expense
2004	$5
2005	5
2006	4
2007	3
2008	2

     Goodwill — In connection with the transfer of certain businesses to TXU Energy, as described in Note 1, $468 million of goodwill arising from TXU Corp.’s 1997 acquisition of ENSERCH Corporation was allocated to these businesses and is reflected in the balance sheet of TXU Energy. The remaining $305 million of goodwill associated with the ENSERCH acquisition was allocated to the continuing business of TXU Gas.

     Inventories by major category—

	December 31,
	2003	2002
Materials and supplies, at cost	$5	$7
Gas stored underground, primarily at weighted average cost	139	118

Total inventories	$144	$125

     Investments —

	December 31,
	2003	2002
Assets related to employee benefit plans	$22	$21
Common equity investments in subsidiary trust	8	8
Other	5	8

Total investments	$35	$37

     Property, Plant and Equipment—

	December 31,
	2003	2002
Gas distribution	$1,370	$1,294
Gas pipeline	513	488
Other	26	27

Total	1,909	1,809
Less accumulated depreciation	275	215

Net of accumulated depreciation	1,634	1,594
Construction work in progress	51	44

Net property, plant and equipment	$1,685	$1,638

     Derivatives and Hedges — TXU Gas’ existing interest rate swaps related to the preferred securities of the subsidiary financing trust expired on July 1, 2003. The terms of these interest rate swap agreements, which had been designated as cash flow hedges, matched the terms of the underlying hedged indebtedness. As a result, TXU Gas experienced no hedge ineffectiveness. TXU Gas has no other cash flow hedges at this time.

     Non-cash Transactions — In 2003, the shares of TXU Receivables Company, a wholly-owned subsidiary of TXU Gas with a carrying value of less than $1 million, were exchanged for TXU Gas common stock held by TXU Corp. At January 1, 2002, $545 million and $16 million were recorded as non-cash charges to paid-in capital and other comprehensive income, respectively, to reflect the transfer of businesses to TXU Energy (See Note 2). During 2002, $360 million of advances from TXU Corp. were converted to paid-in capital.

     Cash Payments — The schedule below details TXU Gas’ supplemental cash flow information:

	Year Ended December 31,
	2003	2002	2001
Cash payments (refunds):
Interest costs	$47	$67	$79

Income taxes— net	$(3)	$(26)	$(74)

     Affiliated Transactions — The following represent significant affiliate transactions of TXU Gas:

•	Average daily short-term advances from affiliates for the years ended December 31, 2003 and 2002 were $180 million and $140 million, respectively. Interest expense incurred on the advances for the years ended December 31, 2003 and 2002 was $5 million and $4 million, respectively. The weighted average interest rate for the years ended December 31, 2003 and 2002 was 2.9% and 3.0%, respectively.

•	TXU Energy charges TXU Gas for customer and administrative services at cost. For the years ended December 31, 2003 and 2002 these charges totaled $29 million and $28 million, respectively. These charges are reported in operation and maintenance expenses.

•	Oncor charges TXU Gas for customer and administrative services at cost. For the years ended December 31, 2003 and 2002 these charges totaled $27 million and $29 million, respectively. These charges are reported in operation and maintenance expenses.

•	Included in reported revenues were $18 million and $22 million from the sale and transportation of gas to other TXU Corp. subsidiaries for the years ended December 31, 2003 and 2002, respectively.

•	TXU Business Services charges TXU Gas for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the years ended December 31, 2003 and 2002, these costs totaled $33 million and $50 million, respectively. These costs are largely reported in operation and maintenance expense.

     Quarterly Results (Unaudited) — The results of operations by quarters are summarized below. In accordance with the adoption of SFAS 145, the results for the fourth quarter ended December 31, 2002 reflect the reclassification of $23 million in extraordinary losses (net of $12 million of income tax benefits) to other deductions and income tax expense in income from continuing operations from amounts previously reported. The reclassifications had no effect on net income. (See Note 1.) In the opinion of TXU Gas, all other adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of expectations for a full year’s operations because of seasonal and other factors.

	Quarter Ended
	March 31	June 30	September 30	December 31
2003:
Revenues of continuing operations	$621	$199	$173	$351
Operating income (loss) of continuing operations	85	(13)	(3)	31
Income (loss) from continuing operations	50	(15)	(8)	17
Net income (loss) applicable to common stock	49	(16)	(9)	14
2002:
Revenues of continuing operations	$344	$160	$137	$340
Operating income (loss) of continuing operations	69	(24)	(8)	33
Income (loss) from continuing operations	31	(23)	(16)	(4)
Net income (loss) applicable to common stock	30	(24)	(17)	(5)